Exhibit 99.1
NEWS RELEASE

For More Information Contact:	For Immediate Release — November 1, 2005
J. Downey Bridgwater, President & Chief
Executive Officer
713-507-2670
Chris Reid, Vice President — Investor Relations
713-507-2873
MAX W. WELLS JOINS STERLING BANCSHARES
BOARD OF DIRECTORS
HOUSTON, TX —November 1, 2005— Sterling Bancshares, Inc. (NASDAQ: SBIB) has announced that Max W. Wells, Chairman of the Board and CEO of recently acquired Oaks Bank & Trust Company, has been elected to its board of directors. Mr. Wells founded Dallas-based Oaks Bank & Trust Company in 1985. He has over 40 years of experience in banking, all of which has been spent in the Dallas area. Mr. Wells will serve as a Class II director until the 2006 annual meeting of shareholders at which time it is anticipated that he will be nominated for a three year term. In addition to his responsibilities as a director, he continues to serve as Vice Chairman of Sterling Bank for the Dallas Region.
“We are very pleased to have someone with Max’s experience join the board,” said Sterling Bancshares President & Chief Executive Officer J. Downey Bridgwater. “Max’s reputation as a leader and banker in the Dallas community is outstanding. With his input we will be better equipped to grow and serve our Dallas customers.”
Mr. Wells has a long and distinguished record of service to his community. He recently concluded his service as chairman and board member of the DFW International Airport as well as a council member of the Regional Transportation Council. He formerly served as a Dallas City council member and mayor pro-tem, chairman for the City of Dallas Ethics Task Force, president of the Texas Municipal League, chairman of the North Dallas Chamber of Commerce, and a member of the board of directors of the United Way of Dallas. Mr. Wells is a graduate of The Ohio State University and The Graduate School of Banking at Southern Methodist University.
Sterling Bancshares, Inc. is a Houston-based bank holding company with total assets of $3.7 billion, which operates 41 banking offices in the greater metro areas of Houston, San Antonio and Dallas, Texas. These cities are the 4th, 8th and 9th largest in the United States based on population. The Company’s common stock is traded through the NASDAQ National Market System under the symbol “SBIB”. For more information on Sterling Bancshares, please visit the Company’s web site at www.banksterling.com.
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